Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
November 14, 2013 at 1:05 PM PST		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036
Nordstrom Reports Third Quarter 2013 Earnings
Results in Line with Full-Year Outlook
SEATTLE, Wash. (November 14, 2013) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.69 for the third quarter ended November 2, 2013, compared with $0.71 for the same quarter last year. Net earnings were $137 million compared with $146 million for the same quarter last year.
The Anniversary Sale, which historically is the Company’s largest sale event of the year, occurred in the second quarter this year, while in fiscal 2012 it occurred during both the second and third quarters. The estimated impact of this event shift increased earnings per diluted share in the second quarter and reduced earnings per diluted share in the third quarter by approximately $0.06.
Year-to-date earnings per diluted share of $2.35 increased 8.3 percent compared with $2.17 for the same period last year. Year-to-date net earnings were $466 million compared with $451 million for the same period last year.
Third quarter total Company same-store sales increased 0.1 percent and total Company net sales of $2.8 billion increased 2.9 percent compared with the same period in fiscal 2012. Combined second and third quarter same-store sales, which eliminates the impact of the Anniversary Sale event shift, increased 2.4 percent compared with the same period in 2012. Year-to-date total Company same-store sales increased 2.5 percent and total Company net sales of $8.6 billion increased 4.7 percent compared with the same period last year.
The Company’s third quarter performance was consistent with its full-year outlook, with strong Direct sales growth and improving trends in the Rack mitigating softer sales trends in full-line stores. The Company maintained its disciplined execution around inventory and expenses while continuing to add new technology and capabilities to enable a better customer experience. Based on the Company’s year-to-date performance, the Company updated its full-year earnings per diluted share outlook to $3.65 to $3.70 compared to its prior outlook of $3.60 to $3.70. This reflected same-store sales expectations of approximately 2.5 percent compared to prior outlook of 2 to 3 percent.
THIRD QUARTER SUMMARY

•
Nordstrom same-store sales, which consist of the full-line and Direct businesses, decreased 0.7 percent compared with last year’s same-store sales increase of 11.2 percent. Top-performing merchandise categories included Cosmetics, Women’s Apparel, and Women’s Shoes. Momentum continued in Women’s Apparel, outperforming the Nordstrom average on a year-to-date basis.

•
Full-line same-store sales decreased 4.2 percent compared with last year’s same-store sales increase of 8.1 percent. The Southwest and Southern California regions were the top-performing geographic areas.

•
Direct net sales increased 23 percent in the third quarter, on top of last year’s increase of 38 percent, driven by expanded merchandise selection and ongoing technology investments to enhance the online experience.

•
Nordstrom Rack net sales increased $95 million, or 16 percent, compared with the same period in fiscal 2012, reflecting 20 store openings since the third quarter of fiscal 2012. Nordstrom Rack same-store sales increased 3.7 percent on top of last year’s same-store sales increase of 8.1 percent.

•	HauteLook net sales increased by 22 percent in the third quarter.

•	Gross profit, as a percentage of net sales, decreased 41 basis points compared with the same period in fiscal 2012 primarily due to higher occupancy costs related to accelerated Rack store expansion.

•
Selling, general and administrative expenses, as a percentage of net sales, increased 65 basis points compared with the same period in fiscal 2012, primarily due to expense deleverage from the Anniversary Sale event shift. The increase was also due to planned growth-related investments including technology, fulfillment, the Rack, and Canada expansion.

•
Earnings before interest and taxes of $253 million, or 9.1 percent of net sales, decreased 8.6 percent compared to $277 million, or 10.2 percent of net sales, for the same quarter last year. The estimated impact of the Anniversary Sale event shift reduced earnings before interest and taxes by approximately $20 million.

•
During the quarter, the Company repurchased 2.7 million shares of its common stock for $155 million. A total of $824 million remains under existing share repurchase board authorizations. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

•
Return on invested capital (ROIC) for the 12 months ended November 2, 2013 of 14.0 percent increased from 12.9 percent in the prior 12-month period. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
Nordstrom announced plans to open four new Rack stores and relocate one Rack store during the remainder of fiscal 2013. In the third quarter of 2013, Nordstrom opened the following stores:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom Full-line Stores
Glendale, California[1]	Americana at Brand	136	September 20

Nordstrom Rack
Westlake, Ohio	Promenade in Crocker Park	37	September 12
Columbus, Ohio	Easton Market	39	September 12
Pleasant Hill, California	Sunvalley Shopping Center	48	September 12
Millbury, Massachusetts	The Shoppes at Blackstone Valley	33	September 12
Oklahoma City, Oklahoma	Belle Isle Station	34	September 12
Atlanta, Georgia	Perimeter Expo	35	October 10
Culver City, California[2]	Westfield Culver City	37	October 10
Dallas, Texas	Gallery on the Parkway	39	October 10
El Paso, Texas	The Fountains at Farah	36	October 10
Eugene, Oregon	Oakway Center	32	October 10
Louisville, Kentucky	Shelbyville Road Plaza	33	October 10
1Nordstrom relocated its full-line store at the Glendale Galleria in Glendale, California to the nearby Americana at Brand.
2Nordstrom relocated its Rack store at the Promenade at Howard Hughes Center in Los Angeles, California to the nearby Westfield Culver City in Culver City, California.

Number of stores	November 2, 2013	October 27, 2012
Nordstrom	117	117
Nordstrom Rack and other	140	121
Total	257	238

Gross square footage	25,906,000	25,213,000

FISCAL YEAR 2013 OUTLOOK
Our updated expectations for fiscal 2013, which are shown in comparison to the reclassified 53-week fiscal 2012 where applicable, are as follows:

	Prior Outlook	Current Outlook
Total sales	3 to 4 percent increase	Approximately 3.5 percent increase
Same-store sales	2 to 3 percent increase	Approximately 2.5 percent increase
Credit card revenues	$0 to $5 increase	$0 to $5 increase
Gross profit (%)	30 to 40 basis point decrease	35 to 40 basis point decrease
Selling, general and administrative expenses (%)	0 to 10 basis point increase	0 to 10 basis point increase
Interest expense, net	$5 to $10 decrease	$10 decrease
Effective tax rate	38.6%	38.3%
Earnings per diluted share, excluding the impact of any future share repurchases	$3.60 to $3.70	$3.65 to $3.70
Diluted shares outstanding	Approximately 200 million	Approximately 198 million
The 53rd week in fiscal 2012 creates a timing shift in the 4-5-4 calendar for fiscal 2013 that is expected to impact comparisons of performance to the prior year. Same-store sales are compared with the first 52 weeks of 2012.
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to discuss third quarter 2013 results and 2013 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ slides and Performance Summary document, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ slides and Performance Summary document will be available in the Earnings section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-0681 until the close of business on November 21, 2013.
ABOUT NORDSTROM
Nordstrom, Inc. is one of the leading fashion specialty retailers based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 261 stores in 35 states, including 117 full-line stores, 141 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending February 1, 2014, anticipated annual same-store sales rate, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our growth strategy, including expansion into new markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; efficient and proper allocation of our capital resources; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in debt repayment patterns, personal bankruptcies, and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended February 2, 2013, and our Form 10-Q for the fiscal quarters ended May 4, 2013 and August 3, 2013, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net sales	$2,791	$2,713	$8,552	$8,166
Credit card revenues	93	92	277	270
Total revenues	2,884	2,805	8,829	8,436
Cost of sales and related buying and occupancy costs	(1,791)	(1,730)	(5,468)	(5,193)
Selling, general and administrative expenses	(840)	(798)	(2,498)	(2,396)
Earnings before interest and income taxes	253	277	863	847
Interest expense, net	(35)	(38)	(111)	(118)
Earnings before income taxes	218	239	752	729
Income tax expense	(81)	(93)	(286)	(278)
Net earnings	$137	$146	$466	$451

Earnings per share:
Basic	$0.70	$0.73	$2.39	$2.21
Diluted	$0.69	$0.71	$2.35	$2.17

Weighted-average shares outstanding:
Basic	194.3	200.9	195.1	204.5
Diluted	197.3	204.7	198.3	208.2

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	November 2, 2013	February 2, 2013	October 27, 2012
Assets
Current assets:
Cash and cash equivalents	$947	$1,285	$1,158
Accounts receivable, net	2,146	2,129	2,088
Merchandise inventories	1,795	1,360	1,650
Current deferred tax assets, net	243	227	222
Prepaid expenses and other	122	80	115
Total current assets	5,253	5,081	5,233

Land, buildings and equipment (net of accumulated depreciation of $4,347, $4,064 and $4,013)	2,880	2,579	2,551
Goodwill	175	175	175
Other assets	277	254	306
Total assets	$8,585	$8,089	$8,265

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,448	$1,011	$1,347
Accrued salaries, wages and related benefits	358	404	320
Other current liabilities	821	804	751
Current portion of long-term debt	407	7	6
Total current liabilities	3,034	2,226	2,424

Long-term debt, net	2,711	3,124	3,129
Deferred property incentives, net	491	485	488
Other liabilities	361	341	340

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 193.2, 197.0 and 200.7 shares issued and outstanding	1,794	1,645	1,622
Retained earnings	236	315	303
Accumulated other comprehensive loss	(42)	(47)	(41)
Total shareholders' equity	1,988	1,913	1,884
Total liabilities and shareholders' equity	$8,585	$8,089	$8,265

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	November 2, 2013	October 27, 2012
Operating Activities
Net earnings	$466	$451
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	332	314
Amortization of deferred property incentives and other, net	(40)	(47)
Deferred income taxes, net	(45)	(31)
Stock-based compensation expense	47	42
Tax benefit from stock-based compensation	17	19
Excess tax benefit from stock-based compensation	(19)	(20)
Provision for bad debt expense	44	38
Change in operating assets and liabilities:
Accounts receivable	(59)	(84)
Merchandise inventories	(385)	(449)
Prepaid expenses and other assets	(42)	(28)
Accounts payable	354	339
Accrued salaries, wages and related benefits	(47)	(71)
Other current liabilities	7	(18)
Deferred property incentives	64	43
Other liabilities	24	9
Net cash provided by operating activities	718	507

Investing Activities
Capital expenditures	(621)	(369)
Change in restricted cash	—	200
Change in credit card receivables originated at third parties	(1)	(10)
Other, net	(9)	(7)
Net cash used in investing activities	(631)	(186)

Financing Activities
Principal payments on long-term borrowings	(5)	(505)
Increase in cash book overdrafts	29	36
Cash dividends paid	(176)	(166)
Payments for repurchase of common stock	(374)	(506)
Proceeds from issuances under stock compensation plans	85	83
Excess tax benefit from stock-based compensation	19	20
Other, net	(3)	(2)
Net cash used in financing activities	(425)	(1,040)

Net decrease in cash and cash equivalents	(338)	(719)
Cash and cash equivalents at beginning of period	1,285	1,877
Cash and cash equivalents at end of period	$947	$1,158

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Retail Business
Our Retail business includes our Nordstrom branded full-line stores and website, our Nordstrom Rack stores, and our other retail channels including HauteLook, and our Jeffrey stores. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail business for the quarter and nine months ended November 2, 2013 compared with the quarter and nine months ended October 27, 2012:

	Quarter Ended
	November 2, 2013		October 27, 2012
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$2,791	100.0%	$2,713	100.0%
Cost of sales and related buying and occupancy costs	(1,790)	(64.1%)	(1,729)	(63.7%)
Gross profit	1,001	35.9%	984	36.3%
Selling, general and administrative expenses	(793)	(28.4%)	(758)	(27.9%)
Earnings before interest and income taxes	208	7.5%	226	8.3%
Interest expense, net	(29)	(1.0%)	(32)	(1.2%)
Earnings before income taxes	$179	6.4%	$194	7.1%

	Nine Months Ended
	November 2, 2013		October 27, 2012
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$8,552	100.0%	$8,166	100.0%
Cost of sales and related buying and occupancy costs	(5,464)	(63.9%)	(5,190)	(63.6%)
Gross profit	3,088	36.1%	2,976	36.4%
Selling, general and administrative expenses	(2,354)	(27.5%)	(2,255)	(27.6%)
Earnings before interest and income taxes	734	8.6%	721	8.8%
Interest expense, net	(93)	(1.1%)	(99)	(1.2%)
Earnings before income taxes	$641	7.5%	$622	7.6%
1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Credit
Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and nine months ended November 2, 2013 compared with the quarter and nine months ended October 27, 2012:

	Quarter Ended		Nine Months Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Credit card revenues	$93	$92	$277	$270
Occupancy, selling, general and administrative expenses	(48)	(41)	(148)	(144)
Earnings before interest and income taxes	45	51	129	126
Interest expense	(6)	(6)	(18)	(19)
Earnings before income taxes	$39	$45	$111	$107

	Quarter Ended		Nine Months Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Allowance at beginning of period	$85	$105	$85	$115
Bad debt provision	14	7	44	38
Write-offs	(19)	(22)	(61)	(76)
Recoveries	5	5	17	18
Allowance at end of period	$85	$95	$85	$95

Annualized net write-offs as a percentage of average credit card receivables	2.6%	3.3%	2.8%	3.8%
Annualized net write-offs (including finance charges and fees) as a percentage of average credit card receivables	3.1%	3.9%	3.4%	4.5%

			November 2, 2013	October 27, 2012
30 days or more delinquent as a percentage of ending credit card receivables			1.8%	2.1%
Allowance as a percentage of ending credit card receivables			4.0%	4.5%

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar and share amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive measures. For the 12 fiscal months ended November 2, 2013, ROIC increased to 14.0% compared with 12.9% for the 12 fiscal months ended October 27, 2012.
ROIC is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	November 2, 2013	October 27, 2012
Net earnings	$751	$687
Add: income tax expense	458	421
Add: interest expense	154	157
Earnings before interest and income tax expense	1,363	1,265

Add: rent expense	122	97
Less: estimated depreciation on capitalized operating leases[1]	(65)	(52)
Net operating profit	1,420	1,310

Estimated income tax expense[2]	(538)	(497)
Net operating profit after tax	$882	$813

Average total assets[3]	$8,277	$8,341
Less: average non-interest-bearing current liabilities[4]	(2,385)	(2,230)
Less: average deferred property incentives[3]	(487)	(500)
Add: average estimated asset base of capitalized operating leases[5]	882	673
Average invested capital	$6,287	$6,284

Return on assets	9.1%	8.2%
ROIC	14.0%	12.9%
1Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.
2Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended November 2, 2013 and October 27, 2012.
3Based upon the trailing 12-month average.
4Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
5Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain our current investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and cost of capital. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of November 2, 2013 and October 27, 2012, our Adjusted Debt to EBITDAR was 2.1.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2013[1]	2012[1]
Debt	$3,118	$3,135
Add: estimated capitalized operating lease liability[2]	981	776
Less: fair value hedge adjustment included in long-term debt	(51)	(63)
Adjusted Debt	$4,048	$3,848

Net earnings	$751	$687
Add: income tax expense	458	421
Add: interest expense, net	153	155
Earnings before interest and income taxes	1,362	1,263

Add: depreciation and amortization expenses	448	411
Add: rent expense	122	97
Add: non-cash acquisition-related charges	9	22
EBITDAR	$1,941	$1,793

Debt to Net Earnings	4.2	4.6
Adjusted Debt to EBITDAR	2.1	2.1
1The components of Adjusted Debt are as of November 2, 2013 and October 27, 2012, while the components of EBITDAR are for the 12 months ended November 2, 2013 and October 27, 2012.
2Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the nine months ended November 2, 2013, Free Cash Flow decreased to $(51) compared with $(2) for the nine months ended October 27, 2012, primarily due to an increase in capital expenditures related to payments in the second quarter of 2013 for our Manhattan store and a new fulfillment center.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	November 2, 2013	October 27, 2012
Net cash provided by operating activities	$718	$507
Less: capital expenditures	(621)	(369)
Less: cash dividends paid	(176)	(166)
Less: change in credit card receivables originated at third parties	(1)	(10)
Add: change in cash book overdrafts	29	36
Free Cash Flow	$(51)	$(2)

Net cash used in investing activities	$(631)	$(186)
Net cash used in financing activities	$(425)	$(1,040)